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                                                                       Exhibit 5

                [ECKERT SEAMANS CHERIN & MELLOTT, LLC LETTERHEAD]

                                December 16, 1998








Citadel Broadcasting Company
Citadel License, Inc.
140 South Ash Avenue
Tempe, AZ  85218

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-4 (the "Registration Statement") of Citadel Broadcasting Company, a Nevada corporation (the "Company"), and Citadel License, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (the "Guarantor"), relating to $115,000,000 in aggregate principal amount of the Company's 9-1/4% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for the Company's outstanding 9-1/4% Senior Subordinated Notes due 2008 (the "Initial Notes"). The Registration Statement also registers the Guarantor's guarantee of the Exchange Notes (the "Guarantee").

In connection with this opinion, we, as counsel to the Company and the Guarantor, have examined the Restated Articles of Incorporation of the Company, the Articles of Incorporation of the Guarantor, the respective Bylaws of the Company and the Guarantor, the Indenture dated as of November 19, 1998 (the "Indenture") by and among the Company, the Guarantor and The Bank of New York, as Trustee, with respect to the Initial Notes and the Exchange Notes, the Registration Statement, the conduct of all corporate proceedings relating to the issuance of the Exchange Notes and such other documents, records and matters of law as we have considered necessary for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1. Each of the Company and the Guarantor is a corporation validly existing and in good standing under the laws of the State of Nevada.

2. The Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms of the Exchange Offer and the Indenture, will constitute valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or


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                [ECKERT SEAMANS CHERIN & MELLOTT, LLC LETTERHEAD]

                               December 16, 1998


       transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

3. The Guarantee, when issued by the Guarantor upon authentication and delivery of the Exchange Notes in accordance with the terms of the Exchange Offer and the Indenture, will constitute a valid and binding obligation of the Guarantor, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

We hereby consent to being named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel for the Company and the Guarantor who have passed upon legal matters in connection with the securities to which the Registration Statement and the Prospectus relate. We further consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

ECKERT SEAMANS CHERIN & MELLOTT, LLC

BDR/VMK:blk